Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Phillip G. Creek
   Senior Vice President, Chief Financial Officer
   M/I Homes, Inc.
   (614) 418-8011

M/I Homes Reports Record Results

Columbus, Ohio (April 26, 2004) - M/I Homes, Inc. (NYSE:MHO) announced record results for the quarter ended March 31, 2004.

The Company achieved record net income of $19.5 million and record diluted earnings per share of $1.35 in 2004’s first quarter. Net income increased 9% over 2003’s first quarter net income of $17.9 million and diluted earnings per share increased 13% compared to $1.20 in 2003. Total revenues reached a record $229 million for the quarter compared to 2003’s revenues of $209 million.

Homes delivered were 871 for the three months ended March 31, 2004, a first quarter record for the Company and an increase of 9% from the 800 reported for the same period of 2003. New contracts for the first quarter of 2004 were 1,312 - a 15% increase over the 1,141 recorded in 2003’s first quarter. The Company’s backlog units, sales value and average sales price surpassed previous highs, reaching 3,099 units, with a sales value of $840 million and an average sales price of $271,000. This compares to units of 2,662, with a sales value of $657 million and an average sales price of $247,000, at March 31, 2003. The Company had 140 active subdivisions at March 31, 2004 compared to 143 at March 31, 2003.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are very pleased to report the strongest first quarter in M/I’s 28-year history. The Company achieved first quarter records in revenues, homes delivered, net income and diluted earnings per share. We are excited about the excellent beginning to what we anticipate being another record-setting year - our ninth consecutive. We also continue to enhance our land position, planning to purchase more than $300 million of land this year. With our strong backlog and our continued focus on customer service and profitability, we are on our way to another outstanding year. We anticipate reaching earnings per diluted share of between $6.05 and $6.20 in 2004.”

Mr. Schottenstein concluded, “As we have previously stated, we anticipate significant growth in unit deliveries. We currently hope to deliver approximately 4,500 homes in 2004 and over 5,000 homes in 2005. This 2005 target represents growth of 20% over our 2003 homes delivered.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes’ website at www.mihomes.com, click on the “Investor Relations” section of the site, and select “Listen to the Conference Call.” The call, along with any applicable reconciliation of non-GAAP financial measures, will continue to be available on our website through April 26, 2005.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold nearly 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

M/I Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended March 31,

	2004	2003

Revenue	$228,664	$208,712

Net income	$ 19,537	$ 17,874

Earnings per share
Basic	$ 1.39	$ 1.23
Diluted	$ 1.35	$ 1.20

Weighted average shares outstanding
Basic	14,065	14,558
Diluted	14,435	14,901

Certain reclassifications have been made in 2003 to conform to the 2004 presentation.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003

Revenue	$228,664	$208,712
Gross margin	61,092	55,401
General and administrative expense	11,310	11,498
Selling expense	15,667	13,318

Operating income	34,115	30,585
Interest expense	1,823	1,284

Income before income taxes	32,292	29,301
Income taxes	12,755	11,427

Net income	$ 19,537	$ 17,874

Additional Information:
Financial services revenue	$ 7,500	$ 6,701
Financial services pre-tax income	$ 5,512	$ 5,180

Units:
New contracts	1,312	1,141
Homes delivered	871	800

	March 31,
	2004	2003

Backlog:
Units	3,099	2,662
Aggregate sales value	$840,000	$657,000
Average sales price	$ 271	$ 247

	March 31,
	2004	2003

Balance Sheet:
Homebuilding inventory	$682,117	$460,824
Homebuilding debt	220,268	79,616
Shareholders’ equity	415,450	334,860
Book value per share	$ 29.42	$ 24.06

Certain reclassifications have been made in 2003 to conform to the 2004 presentation.